Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	Nov. 3, 2015

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports Significantly Higher Third-Quarter Financial Results, Increases Annual DCF Guidance to Record $920 Million for 2015

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $251.0 million for third quarter 2015, an increase of $52.4 million, or 26% higher than the $198.6 million generated in third quarter 2014.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $230.0 million for third quarter 2015 compared to $183.4 million for third quarter 2014, representing a 25% increase.
Diluted net income per limited partner unit was $1.10 in third quarter 2015 and 87 cents in third quarter 2014. Diluted net income per unit excluding mark-to-market (MTM) commodity-related pricing adjustments, a non-GAAP financial measure, of 86 cents for third quarter 2015 was significantly higher than the 68-cent guidance provided by management in Aug. 2015 primarily due to stronger-than-expected refined products pipeline shipments during the quarter.
“Magellan generated exceptional results during the third quarter due to record refined products pipeline volumes and continued strong demand for our crude oil transportation and marine storage services,” said Michael Mears, chief executive officer. “Despite the current challenges facing the energy industry, Magellan’s fundamentals have remained strong, our disciplined, predominantly fee-based business model continues to perform well and our solid investment-grade balance sheet provides financial strength for the future.”
An analysis by segment comparing third quarter 2015 to third quarter 2014 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $241.6 million, an increase of $41.1 million. Transportation and terminals revenue increased $21.8 million between periods primarily due to higher average tariffs from the partnership’s 4.6% tariff increase on July 1, 2015 and record refined products shipments. Overall refined pipeline volumes grew 3% due to record gasoline shipments, driven by lower commodity prices that increased demand for gasoline system-wide and regional refinery issues that resulted in more volume diverted to Magellan’s system, partially offset by lower distillate shipments due to reduced demand from drilling activities in areas served by the partnership’s assets.

Operating expenses increased $3.4 million due to higher asset integrity spending based on timing of maintenance work and additional personnel costs, partially offset by more favorable product overages (which reduce operating expenses).
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) increased $22.7 million between periods primarily due to a $14.2 million favorable variance associated with MTM adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s cash product margin, which reflects only transactions that settled during the quarter, increased between periods primarily due to improved margins and higher sales volume for the partnership’s fractionation activities.
Crude oil. Crude oil operating margin was $94.7 million, an increase of $24.4 million. Transportation and terminals revenue increased $17.2 million primarily due to contributions from the 40-mile Houston crude oil pipeline that Magellan acquired in Nov. 2014 and leases to BridgeTex pipeline, more shipments on the partnership’s Longhorn and Houston distribution systems and new leased storage contracts. Earnings of non-controlled entities increased $13.9 million due to the late 2014 start-up of the BridgeTex pipeline, which is owned 50% by Magellan and averaged 200,000 barrels per day (bpd) during third quarter 2015. Operating expenses increased $5.1 million between periods due to less favorable product overages (which reduce operating expenses) as a result of lower commodity prices in the current year and higher personnel costs.
Marine storage. Marine storage operating margin was $32.2 million, an increase of $4.6 million. Revenue increased slightly due to higher ancillary revenues, such as throughput fees, from increased customer activity, and operating expenses were lower based on timing of asset integrity work.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and G&A expense was higher primarily due to more employees in the current period. Other expense increased $1.7 million related to a non-cash MTM adjustment for hedged crude oil tank bottom inventory owned by the partnership.
Net interest expense increased due to less interest capitalized for construction projects in the current period and additional borrowings to finance expansion capital spending. As of Sept. 30, 2015, the partnership had $3.4 billion of debt outstanding, including $227.0 million outstanding under its commercial paper program, and $9.0 million of cash on hand.

Expansion capital projects
Magellan continues to pursue expansion opportunities, including organic growth construction projects and acquisitions. Based on the progress of expansion projects already underway, the partnership is increasing its expansion capital spending by $200 million to approximately $1.6 billion, with $850 million of that spending in 2015, $700 million in 2016 and another $50 million thereafter to complete its current slate of construction projects. The higher estimates include the recently-announced dock build and crude oil connectivity at the partnership’s Galena Park, Texas marine terminal, various refined products pipeline expansions to handle additional mid-continent refinery production and a number of new smaller projects.
Magellan is making significant progress on its current expansion projects, with construction underway on all of the partnership’s largest projects. Pipeline installation began in early Oct. for the Platteville-to-Cushing segment of the Saddlehorn pipeline, which is expected to be operational during mid-2016. The Carr-to-Platteville segment of the Saddlehorn pipeline is still expected to be operational by the end of 2016, with right-of-way acquisition currently in progress. The Little Rock pipeline is on-schedule for a mid-2016 start-up, with pipeline installation beginning during the third quarter. Further, construction continues for Magellan’s 50,000-bpd condensate splitter in Corpus Christi, Texas, which is expected to be operational during the second half of 2016.
Magellan’s recently reactivated 135-mile pipeline from Healdton, Oklahoma is now operational to deliver up to 35,000 bpd of condensate to Cushing, Oklahoma. If warranted by customer demand, the system could be increased to 60,000 bpd.
Magellan continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from the partnership’s spending estimates. For instance, Magellan continues to assess customer interest for additional storage and dock capabilities on its recently-acquired 100-acre tract of land in Corpus Christi, which is capable of accommodating up to four private ship docks and more than five million barrels of storage. Multiple additional projects are also being evaluated to increase Magellan’s Gulf Coast marine capabilities.

Financial guidance for 2015
Management is raising its 2015 DCF guidance by $40 million to $920 million, resulting in 1.35 times the amount needed to pay expected cash distributions for 2015. Management also remains committed to its goal of increasing annual cash distributions by 15% for 2015 and at least 10% for 2016. Guidance for 2017 distribution growth will be provided in early 2016.
Including actual results so far this year, net income per limited partner unit is estimated to be $3.53 for 2015, which results in fourth-quarter guidance of 84 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss third-quarter results, outlook for the remainder of 2015 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 438-5491 and provide code 8778069. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Nov. 9. To access the replay, dial (888) 203-1112 and provide code 8778069. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.
Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014 and subsequent reports on Forms 8-K and 10-Q. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Transportation and terminals revenue	$360,517	$400,944	$1,031,722	$1,120,560
Product sales revenue	155,865	172,731	589,585	455,827
Affiliate management fee revenue	5,219	3,557	15,346	10,478
Total revenue	521,601	577,232	1,636,653	1,586,865
Costs and expenses:
Operating	132,387	137,906	330,758	367,834
Cost of product sales	91,591	85,522	398,734	316,208
Depreciation and amortization	38,054	42,043	122,462	124,180
General and administrative	35,377	37,612	109,621	111,052
Total costs and expenses	297,409	303,083	961,575	919,274
Earnings of non-controlled entities	1,645	15,521	4,066	49,653
Operating profit	225,837	289,670	679,144	717,244
Interest expense	34,993	39,779	108,674	116,142
Interest income	(374)	(310)	(1,171)	(993)
Interest capitalized	(9,205)	(3,984)	(21,358)	(9,037)
Debt placement fee amortization expense	566	640	1,767	1,867
Other (income) expense	—	1,706	—	(4,554)
Income before provision for income taxes	199,857	251,839	591,232	613,819
Provision for income taxes	1,237	867	3,798	1,820
Net income	$198,620	$250,972	$587,434	$611,999

Basic net income per limited partner unit	$0.87	$1.10	$2.59	$2.69

Diluted net income per limited partner unit	$0.87	$1.10	$2.58	$2.69

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,294	227,580	227,242	227,540

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,830	227,945	227,422	227,702

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Refined products:
Transportation revenue per barrel shipped	$1.408	$1.476	$1.392	$1.417
Volume shipped (million barrels):
Gasoline	66.2	73.9	189.7	203.3
Distillates	41.6	38.8	119.6	112.0
Aviation fuel	6.4	5.6	17.5	16.1
Liquefied petroleum gases	4.3	3.5	9.5	9.3
Total volume shipped	118.5	121.8	336.3	340.7

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.304	$1.148	$1.222	$1.104
Volume shipped (million barrels)	44.0	53.6	132.7	157.4
Crude oil terminal average utilization (million barrels per month)	12.3	13.5	12.2	13.0
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	0.2	18.5	0.2	57.2

Marine storage:
Marine terminal average utilization (million barrels per month)	22.9	24.3	22.8	24.1

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2015	2014	2015
Refined products:
Transportation and terminals revenue	$237,972	$259,806	$680,697	$710,294
Less: Operating expenses	101,206	104,622	249,665	275,403
Losses of non-controlled entities	—	(48)	—	(146)
Transportation and terminals margin	136,766	155,136	431,032	434,745

Product sales revenue	155,134	171,775	585,178	453,737
Less: Cost of product sales	91,407	85,341	397,980	315,301
Product margin	63,727	86,434	187,198	138,436
Operating margin	$200,493	$241,570	$618,230	$573,181

Crude oil:
Transportation and terminals revenue	$78,839	$96,029	$226,298	$278,345
Affiliate management fee revenue	4,902	3,211	14,399	9,449
Earnings of non-controlled entities	959	14,906	1,667	47,735
Less: Operating expenses	14,375	19,479	35,300	49,354
Transportation and terminals margin	70,325	94,667	207,064	286,175
Operating margin	$70,325	$94,667	$207,064	$286,175

Marine storage:
Transportation and terminals revenue	$43,706	$45,109	$124,727	$131,921
Affiliate management fee revenue	317	346	947	1,029
Earnings of non-controlled entities	686	663	2,399	2,064
Less: Operating expenses	17,691	14,700	48,321	45,916
Transportation and terminals margin	27,018	31,418	79,752	89,098

Product sales revenue	731	956	4,407	2,090
Less: Cost of product sales	184	181	754	907
Product margin	547	775	3,653	1,183
Operating margin	$27,565	$32,193	$83,405	$90,281

Segment operating margin	$298,383	$368,430	$908,699	$949,637
Add: Allocated corporate depreciation costs	885	895	2,528	2,839
Total operating margin	299,268	369,325	911,227	952,476
Less:
Depreciation and amortization expense	38,054	42,043	122,462	124,180
General and administrative expense	35,377	37,612	109,621	111,052
Total operating profit	$225,837	$289,670	$679,144	$717,244

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING AND LOWER-OF-COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	September 30, 2015
	Net Income	Basic Net Income Per Limited Partner Unit	Diluted Net Income Per Limited Partner Unit
As reported	$250,972	$1.10	$1.10
Unrealized derivative gains associated with future physical product sales	(54,958)	(0.24)	(0.24)
Lower-of-cost-or-market adjustments associated with future physical product transactions	488	—	—
Excluding commodity-related adjustments*	$196,502	$0.86	$0.86

Weighted average number of limited partner units outstanding used for basic net income per unit calculation	227,580
Weighted average number of limited partner units outstanding used for diluted net income per unit calculation	227,945

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		2015
	2014	2015	2014	2015	Guidance

Net income	$198,620	$250,972	$587,434	$611,999	$803,000
Interest expense, net, and provision for income taxes	26,651	36,352	89,943	107,932	145,000
Depreciation and amortization (1)	38,620	42,683	124,229	126,047	170,000
Equity-based incentive compensation (2)	4,978	4,687	2,918	(2,558)	6,000
Asset retirements	1,520	2,294	4,830	4,378	6,000
Commodity-related adjustments:
Derivative gains recognized in the period associated with future product transactions (3)	(39,246)	(54,958)	(28,692)	(54,182)
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(3,817)	(315)	(8,086)	96,084
Lower-of-cost-or-market adjustments (5)	2,453	488	2,453	(38,676)
Total commodity-related adjustments	(40,610)	(54,785)	(34,325)	3,226	13,000
Cash distributions of non-controlled entities in excess of earnings	1,659	9,814	3,493	7,540	7,000
Adjusted EBITDA	231,438	292,017	778,522	858,564	1,150,000
Interest expense, net, and provision for income taxes	(26,651)	(36,352)	(89,943)	(107,932)	(145,000)
Maintenance capital (6)	(21,401)	(25,661)	(56,165)	(64,675)	(85,000)
Distributable cash flow	$183,386	$230,004	$632,414	$685,957	$920,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$0.81	$1.01	$2.79	$3.02	$4.05

Weighted average number of limited partner units receiving distributions related to this period	227,068	227,427	227,068	227,427	227,427

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow ("DCF") purposes. Total equity-based incentive compensation expense for the nine months ended September 30, 2014 and 2015 was $17.7 million and $15.2 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2014 and 2015 of $14.8 million and $17.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce DCF.

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. In addition, the partnership has designated certain derivatives it uses to hedge its crude oil tank bottoms and linefill assets as fair value hedges and the change in the differential between the current spot price and forward price on these hedges is recognized currently in earnings.  The partnership excludes the net impact of both of these adjustments from its determination of DCF until the hedged products are physically sold.  In the period in which these hedged products are physically sold, the net impact of the associated hedges is included in the partnership's determination of DCF.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), the partnership includes in its DCF calculations the full amount of the gain or loss realized on the economic hedges in the period that the underlying product sales occur.

(5) The partnership adds the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments it recognizes in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when the partnership physically sells or purchases the related products, it deducts the LCM adjustments previously recognized to determine DCF.

(6) Maintenance capital expenditure projects maintain the partnership's existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.